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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 IR@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER COMPLETES SCB COMPUTER TECHNOLOGY ACQUISITION

        GREENWOOD VILLAGE, Colo.—March 1, 2004—CIBER, Inc. (NYSE: CBR) today announced the closing of the acquisition of SCB Computer Technology, Inc. (OTC BB: SCBI), a leading Information Technology professional services firm specializing in public sector solutions. SCB shareholders approved the definitive agreement earlier today at the company's special meeting of shareholders, at which time the transaction was effected.

        "We are pleased to finalize the acquisition of SCB. Over 80 percent of SCB's approximate $125 million revenue run rate comes from state, local and federal government clients, greatly expanding our public sector reach," said Mac Slingerlend CIBER's President and Chief Executive Officer. "Combined, almost 40 percent of CIBER's annualized revenue run rate will be derived from the public sector. We believe the acquisition could add approximately $100 million to current year revenue, making 2004 by far our highest revenue year ever, easily exceeding our previous corporate high of $742 million in 1999. We also expect the acquisition to be accretive to 2004 earnings per share at the rate of six to eight cents."

        Under the terms of the agreement, CIBER will pay $2.13 for each outstanding SCB share. CIBER has decided to pay $1.63 per share in cash and $.50 per share in the form of CIBER registered shares. The CIBER Closing Stock Price for the purpose of determining the number of shares that SCB shareholders will receive is $9.39. In total, CIBER will pay approximately $41 million in cash and issue approximately 1.35 million shares for the purchase of SCB's outstanding shares. In addition, CIBER intends to retire approximately $27 million of SCB's approximately $33 million of outstanding debt. CIBER will also convert into cash the "in the money" value of vested SCB stock options and warrants.

        "The acquisition of SCB, CIBER's largest revenue acquisition ever, is yet another step in solidifying our position as a relevant player in the IT services sector," continued Slingerlend. "Our revenue run rate, now well in excess of $800 million, our strong public sector presence, our expanding European operations and our enhanced offshore delivery capability all position us well for a strong 2004."

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government-sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 50 CIBER and 10 CIBER Europe offices. With offices in 10 countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitie advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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CIBER COMPLETES SCB COMPUTER TECHNOLOGY ACQUISITION